Exhibit 1(5)(a)

                    MUTUAL OF AMERICA LIFE INSURANCE COMPANY
              320 PARK AVENUE, NEW YORK, NY 10022 (212) 224-1600

VARIABLE UNIVERSAL LIFE INSURANCE POLICY

We will pay Proceeds and provide all other benefits and rights in accordance with the provisions of this policy. The provisions of this page and the following pages are part of the policy. A summary of the policy appears on page 3.

PLEASE READ YOUR POLICY CAREFULLY; IT IS A LEGAL CONTRACT BETWEEN YOU AND US.

This policy is issued in consideration of the application for this policy and payment of the first premium, as required.

RIGHT TO EXAMINE POLICY. As the policy owner, you may examine this policy and, if for any reason you are not satisfied with it, you may cancel it by returning this policy, along with a written request for cancellation, to us within [10] days after you receive it. Upon such cancellation, we will refund any premiums that were paid on this policy.

Signed for MUTUAL OF AMERICA LIFE INSURANCE COMPANY:


        /s/Mary-Clare Swanke                    /s/ Thomas J. Moran
--------------------------------        -------------------------------------
         Vice President                 President and Chief Executive Officer

VARIABLE UNIVERSAL LIFE INSURANCE POLICY

o     FLEXIBLE PREMIUMS PAYABLE UNTIL MATURITY DATE OR INSURED'S DEATH

o     PROCEEDS PAYABLE UPON SURRENDER OF POLICY, MATURITY DATE OR INSURED'S
      DEATH

o     PARTICIPATING POLICY

o     COVERAGE TO MATURITY DATE NOT GUARANTEED

ASSETS HELD IN CONNECTION WITH THIS POLICY MAY BE HELD IN OUR GENERAL ACCOUNT AND/OR THE SEPARATE ACCOUNT THAT WE MAINTAIN IN CONNECTION WITH THIS POLICY AND CERTAIN OTHER POLICIES. THE ASSETS OF THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND WILL INCREASE OR DECREASE IN VALUE BASED UPON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT. A DESCRIPTION OF THE SEPARATE ACCOUNT APPEARS IN THE "INVESTMENTS" SECTION OF THIS POLICY.

THE AMOUNT OF THE DEATH BENEFIT AND DURATION OF COVERAGE MAY BE FIXED OR VARIABLE AS DESCRIBED IN THE "DEATH BENEFIT" SECTION OF THIS POLICY.

                                Table of Contents

1 POLICY SPECIFICATIONS ....................................................   2

2 POLICY SUMMARY ...........................................................   5

3 DEFINITIONS ..............................................................   6

4 POLICY OWNER AND BENEFICIARY .............................................   8

5 PREMIUMS .................................................................   9

6 INTEREST ACCUMULATION AND INVESTMENTS ....................................  11

7 ACCOUNT VALUE ............................................................  13

8 TRANSFERS ................................................................  14

9 CHARGES ..................................................................  15

10 DEATH BENEFIT ...........................................................  17

11 ACCELERATED DEATH BENEFIT ...............................................  20

12 MATURITY BENEFIT ........................................................  22

13 SURRENDER OF POLICY .....................................................  23

14 CHANGES IN EXISTING COVERAGE ............................................  24

15 POLICY LOANS ............................................................  25

16 GENERAL PROVISIONS ......................................................  27

17 INCOME PAYMENT OPTIONS ..................................................  30

18 BASIS OF COMPUTATION ....................................................  35

19 APPENDIX ................................................................  36

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                        Section 1 - POLICY SPECIFICATIONS

                            POLICY NUMBER: [000-000E]

POLICY OWNER:             [John A. Doe]
                                           POLICY DATE:         [July 1, 1999]
                                           ISSUE DATE:          [July 15, 1999]
INSURED:                  [Jane A. Doe]    INITIAL AMOUNT OF
                                           INSURANCE:           [$100,000]
INSURED'S AGE AT ISSUE:   [25]             METHOD OF PREMIUM
                                           PAYMENT:             [Monthly]
INSURED'S SEX:            [Female]
PREMIUM CLASS:            [Standard]
BASIC DEATH BENEFIT PLAN: [Face Amount Plan]



INITIAL POLICY LOAN
VARIABLE INTEREST RATE: [January 1, 1999 - December 31, 1999: X.XX%] THEREAFTER - MAXIMUM PERMITTED BY LAW

INTEREST RATE ON INTEREST ACCUMULATION ACCOUNT FOR -

      FUNDS NOT BORROWED:

            CURRENT RATE AT ISSUE: [3%]
            GUARANTEED MINIMUM RATE: 3%

      FUNDS BORROWED: Policy Loan interest rate minus 2%, but not less than the Guaranteed Rate of Interest.

INTEREST RATES SHOWN ON THIS PAGE ARE EFFECTIVE ANNUAL RATES.
GUARANTEED MAXIMUM ADMINISTRATIVE CHARGE: $10 per month
GUARANTEED MAXIMUM SEPARATE ACCOUNT CHARGE, EXCLUSIVE OF EXPENSE AND MORTALITY RISK CHARGE:

      0.65% annually of the net assets of each Investment Fund of the Separate Account.

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                        POLICY SPECIFICATIONS (continued)

                            POLICY NUMBER: [000-000E]

                        SCHEDULE OF BENEFITS AND PREMIUMS



SCHEDULED PREMIUM    NUMBER OF YEARS
     PAYABLE         PREMIUMS PAYABLE

      [$100]               [75]




                                POLICY MINIMUMS           POLICY MAXIMUMS

AMOUNT OF INSURANCE:               [$25,000]                [$1,000,000]

CHANGE IN AMOUNT OF                 [$5,000]        [Subject to Policy Maximums]
INSURANCE:

UNSCHEDULED PREMIUM:                [$50.00]            [$10,000(Annually)]

SCHEDULED PREMIUM:                  [$50.00]           [Subject to Amount of
                                                             Insurance]

                            POLICY NUMBER: [000-000E]

                TABLE OF GUARANTEED INSURANCE RATES PER $1,000

      INSURED'S    MONTHLY    INSURED'S    MONTHLY    INSURED'S    MONTHLY
     ATTAINED AGE    RATE    ATTAINED AGE    RATE    ATTAINED AGE    RATE
           0         0.16         35         0.14         70         1.93
           1         0.07         36         0.15         71         2.12
           2         0.07         37         0.16         72         2.37
           3         0.06         38         0.18         73         2.66
           4         0.06         39         0.19         74         3.00
           5         0.06         40         0.21         75         3.37
           6         0.06         41         0.23         76         3.78
           7         0.06         42         0.25         77         4.22
           8         0.06         43         0.27         78         4.69
           9         0.06         44         0.29         79         5.21
          10         0.06         45         0.31         80         5.80
          11         0.06         46         0.33         81         6.48
          12         0.06         47         0.35         82         7.26
          13         0.06         48         0.37         83         8.15
          14         0.07         49         0.40         84         9.12
          15         0.07         50         0.43         85        10.17
          16         0.08         51         0.46         86        11.30
          17         0.08         52         0.49         87        12.49
          18         0.08         53         0.53         88        13.76
          19         0.09         54         0.57         89        15.10
          20         0.09         55         0.61         90        16.54
          21         0.09         56         0.65         91        18.11
          22         0.09         57         0.69         92        19.86
          23         0.09         58         0.72         93        21.91
          24         0.10         59         0.77         94        24.56
          25         0.10         60         0.82         95        28.37
          26         0.10         61         0.88         96        34.43
          27         0.10         62         0.96         97        44.70
          28         0.11         63         1.05         98        61.90
          29         0.11         64         1.16         99        83.20
          30         0.11         65         1.27
          31         0.12         66         1.39
          32         0.12         67         1.51
          33         0.13         68         1.63
          34         0.13         69         1.77

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                           Section 2 - POLICY SUMMARY

The purpose of this summary is to help you to understand this policy. This summary does not change, and is not intended as a substitute for, any of the policy provisions.

This is a variable universal life insurance policy. Subject to the policy requirements stated herein, you can:

(a)   increase or decrease the amount of insurance;

(b)   make premium payments at any time and in any amount;

(c)   change the death benefit option;

(d) change the allocation of premiums among your interest or investment options;

(e)   transfer and withdraw amounts from your interest or investment options;
      and

(f) receive part of the death benefit as an Accelerated Benefit Payment, if the insured becomes terminally ill and you request such payment.

This policy provides that the Account Value may be either fixed or variable or a combination of fixed and variable, depending on your allocation of premiums and on your transfer and withdrawal of amounts under the policy. You may allocate premiums to the Interest Accumulation Account of the General Account, to one or more of the Investment Accounts maintained in the Separate Account, or to any combination of these accounts. Amounts held in any of the Investment Accounts of the Separate Account support the benefits provided by the variable portion of this policy. Any portion of the Account Value arising from any of these Investment Accounts of the Separate Account is not guaranteed and will vary with the investment performance of that Investment Account.

Each month before the Maturity Date, we will deduct charges under this policy. If on any Monthly Anniversary Day, the Account Value, before the deduction of charges, is not enough to cover the charges, there is a grace period during which you may pay a premium to cover the charges. If you do not pay the amount before the grace period is over, the policy will lapse. The policy does provide for reinstatement under certain circumstances. In addition, sufficient premiums must be paid to continue the amount of insurance in force.

Proceeds are the amounts that become payable under the policy. Such amounts will be paid upon the surrender or maturity of the policy or upon due proof of the death of the insured, and are described in detail in the policy.

Coverage under this policy will end on the first to occur of the following dates: the date the policy is surrendered in full; the insured's date of death; the Maturity Date; or the end of the grace period, if the amount needed to keep the policy in effect is not paid to us in time.

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                             Section 3 - DEFINITIONS

ACCELERATED BENEFIT PAYMENT

The amount we calculate as payable to you as an accelerated death benefit.

ACCOUNT VALUE

An amount equal to the total current value, as of a given date, of the Interest Accumulation Account and the Investment Accounts maintained for you under this policy. Determination of Account Value is described in the "Account Value" section of this policy.

BUSINESS DAY

Any day on which we are open for business and the New York Stock Exchange is open for trading. For purposes of determining a Valid Transaction Date, our Business Day will end as of the close of business of the New York Stock Exchange (normally 4:00 p.m. Eastern Time).

CODE

The Internal Revenue Code, as amended, or any corresponding provisions of future United States revenue laws.

GUARANTEED RATE OF INTEREST

The minimum effective annual rate of interest, as shown in the Policy Specifications, which is to be credited to the Interest Accumulation Account of the General Account.

INSURED'S AGE

The insured's age last birthday on the Policy Date as shown in the Policy Specifications. The insured's Attained Age at any time is the age on the Policy Date plus the number of successive twelve month periods elapsed since the Policy Date.

INTEREST ACCUMULATION ACCOUNT

The Interest Accumulation Account of the General Account.

INVESTMENT ACCOUNT(S)

Accounts through which you may allocate amounts to the Investment Funds of the Separate Account.

INVESTMENT COMPANY

Mutual of America Investment Corporation, a diversified, open-end investment company.

INVESTMENT FUND(S)

Subaccounts of the Separate Account to which funds held in the Investment Account may be allocated.

ISSUE DATE

The date as of which the policy is issued as shown in the Policy Specifications.

MATURITY DATE

The Policy Anniversary on which the insured's Attained Age equals 100.

MONTHLY ANNIVERSARY DAY

The same day each month as the day on which the Policy Date occurred.

POLICY ANNIVERSARY

The day each calendar year which is the anniversary of the Policy Date.

POLICY DATE

The effective date of the policy as shown in the Policy Specifications. The policy goes into effect as of 12:01 a.m. on the Policy Date.

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POLICY LOAN

The outstanding principal and unpaid accrued interest for any loan in effect under this policy.

POLICY MONTH

The period beginning on the Policy Date or any Monthly Anniversary Day and ending immediately before the next Monthly Anniversary Day.

POLICY YEAR

The twelve month period beginning on (a) the Policy Date, or (b) each Policy Anniversary.

PROCEEDS

The amount we will pay upon (a) surrender of the policy, (b) the death of the insured, or (c) the Maturity Date. Proceeds are payable in a lump-sum or under an optional payment plan described in the "Income Payment Options" section of this policy.

PROCESSING OFFICE

Our office at the address shown on the cover page of this policy, or such other location as we may announce by advance written notice to you.

SEPARATE ACCOUNT

Mutual of America Separate Account No. 3, as further described in the "Interest Accumulation and Investments" section of this policy, which is (a) maintained by us under the laws of New York State, and (b) registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

UNDERLYING INVESTMENT COMPANY(IES)

A management investment company(ies) registered under the Investment Company Act of 1940 that has (have) at least one fund or portfolio in which the Separate Account invests.

VALID TRANSACTION DATE

The Business Day on which all of the requirements for the completion of a transaction have been met. This includes receipt by us of all information, remittances, notices and papers necessary to process the given transaction. If such requirements are met on a day that is not a Business Day, or after the close of a Business Day, the Valid Transaction Date will be the next following Business Day.

VALUATION DAY

For each Investment Fund of the Separate Account, each day the New York Stock Exchange is open for business, or any other day on which a share value is declared by the applicable investment company for that investment company's shares in which the given Investment Fund of the Separate Account is invested.

VALUATION PERIOD

A period beginning at the close of business on each Valuation Day and ending at the close of business on the next Valuation Day.

WE, OUR, US

Mutual of America Life Insurance Company, its successors or assigns.

YOU, YOUR

The policy owner.

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                    Section 4 - POLICY OWNER AND BENEFICIARY

POLICY OWNER

The policy owner and the insured are named in the Policy Specifications. They need not be the same person. As the policy owner, you have the following rights during the insured's lifetime; you can:

(a)   take out a Policy Loan;

(b)   assign the policy as collateral security;

(c)   withdraw all or part of the Account Value minus any Policy Loans;

(d) allocate to or transfer between and among the Interest Accumulation Account and the Investment Accounts;

(e)   change the owner of the policy;

(f)   change the beneficiary of the policy;

(g) name a contingent policy owner who will become the policy owner if you die while the policy is in effect (If you have not named a contingent owner, your estate will become the owner of the policy.); and

(h) receive part of the death benefit as an Accelerated Benefit Payment, if the insured becomes terminally ill and you request such payment.

BENEFICIARY

You can name one or more primary and contingent beneficiaries. Your original selections are shown in the application for this policy. You can change the beneficiary while the policy is in effect.

Unless you or the beneficiary choose an optional payment plan, the Proceeds payable at the insured's death will be paid in a lump sum to the primary beneficiary. If the primary beneficiary dies before the insured, the Proceeds will be paid to the contingent beneficiary. If more than one beneficiary has been named in either class, the Proceeds will be paid in equal shares to the survivors in the appropriate beneficiary class, unless you have requested otherwise. If no beneficiary survives the insured, the Proceeds will go to you, if living, or to your estate, if you are deceased. Any beneficiary's interest is subject to the rights of any assignee of whom we have been notified.

Before making a payment, we reserve the right to verify any relevant facts about the beneficiaries.

CHANGING THE POLICY OWNER OR BENEFICIARY

Any designation or change of policy owner or beneficiary shall be by written notice filed with us at our Processing Office in a form satisfactory to us. Upon receipt of such notice by us, such designation or change shall take effect as of the date the notice was signed, whether or not the insured is living at the time of receipt, but without prejudice to us by reason of any payment made by us before receipt of said notice.

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                              Section 5 - PREMIUMS

PREMIUM PAYMENTS

Scheduled premiums are shown in the Policy Specifications. The first premium payment is due on the Policy Date shown in the Policy Specifications. The scheduled premium payment intervals are shown under the Method of Premium Payment in the Policy Specifications; however, premiums after the first may vary as to amount, timing and frequency. We will send you premium notices based on the scheduled premiums.

You may change the amount of the scheduled premiums, subject to our right to limit the amount of any increase or decrease.

You may also make unscheduled premium payments at any time if (a) this policy is then in effect, and (b) the unscheduled premium payments are within the minimum and maximum limits shown in the Policy Specifications.

The scheduled premium initially shown on the Policy Specifications page may not continue the policy in force to the Maturity Date even if the amount is paid as scheduled. The period for which the policy will continue will depend on:

(a)   the amount, timing, and frequency of premium payments;

(b)   changes in the amount of insurance and death benefit option;

(c)   changes in the Account Value and insurance costs;

(d)   changes in the deductions for riders, if any;

(e)   withdrawals and loans.

PREMIUM LIMITS

Total scheduled and unscheduled premium payments will be limited so that this policy will continue to be qualified as a life insurance policy under the Code. To maintain such tax qualification, we will refuse to accept any further premium payments when the sum of your payments has reached this limit. In such event, we will return any excess premium.

We may require evidence satisfactory to us that the insured is insurable before accepting any unscheduled premium or allowing any increase in scheduled premium. Such evidence will be required if the unscheduled premium, or increase in scheduled premium, would increase the basic death benefit as a result of the corridor percentages described in the "Death Benefit" section of this policy.

PREMIUM ALLOCATION

You have the right to designate the percentage of premiums that is to be allocated to the Interest Accumulation Account or to any of the Investment Accounts. We will allocate all premiums paid under this policy in the manner you designate. Such allocation for the Interest Accumulation Account or a given Investment Account must be shown as a percentage of the total premium, using any whole percentage up to 100%. The sum of such allocation percentages at any one time must equal 100% of the premium then being paid.

Any premium allocated to the Interest Accumulation Account and/or to an Investment Account will be credited as of the Valid Transaction Date.

You may at any time change how premiums are allocated under this policy. A request for such change must be made in a manner satisfactory to us. No change of allocation will be effective until the request for change has been received and recorded by us. All premiums paid on or after the effective date of the change will be allocated in the manner requested.

APPLICABLE TAX

Anything in the foregoing provisions of this section to the contrary notwithstanding, we reserve the right to deduct from premiums received the amount of any premium tax or other applicable tax. Such deduction will be made before any allocation of such premiums among the Interest Accumulation Account and the Investment Accounts.

GRACE PERIOD

On any Monthly Anniversary Day, the Account Value, as reduced by any Policy Loans, might be less than zero after the monthly deduction described in the "Charges" section of this policy. If this occurs, a 61-day grace period will begin on that Monthly Anniversary Day. This policy will remain in effect during the grace period. We will mail a notice to you and any assignee on our records showing the minimum payment amount required to keep the policy in effect. If the required amount is not received by us by the end of the grace period, the policy will lapse and have no value.

If the insured dies during the grace period, any Proceeds due will be reduced by any overdue monthly deduction.

POLICY REINSTATEMENT

This policy can be reinstated during the insured's lifetime if all of the following conditions are met:

(a) The policy lapsed because the grace period ended without the required payment having been made.

(b) The policy is reinstated within three years of the end of the grace period.

(c)   The policy has not been surrendered for payment of its surrender Proceeds.

(d) We receive from you evidence that the insured is insurable by our standards.

(e) You pay, at time of reinstatement, premiums sufficient to keep the policy in effect for at least two months.

(f)   You pay any insurance charges not paid during the grace period.

(g)   We approve the reinstatement.

The reinstatement will become effective on the date it is approved by us. The Account Value on the effective date of reinstatement will be whatever the premium paid at such time will provide.

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                Section 6 - INTEREST ACCUMULATION AND INVESTMENTS

TYPES OF ACCOUNTS

The Company will maintain the Interest Accumulation Account and the Investment Accounts under the policy as listed in the Appendix.

GENERAL ACCOUNT

All amounts allocated to the Interest Accumulation Account will become part of our general assets which are held in our General Account. Amounts allocated to the Interest Accumulation Account will be credited with interest at the current rate of interest described below. Such interest will be credited daily and compounded annually.

The current rate of interest will be the rate we declare from time to time for the class of policies to which this policy belongs. Such rate may be different for those portions of the Interest Accumulation Account representing borrowed and unborrowed amounts. In no event will the current rate of interest be less than a daily rate based on the Guaranteed Rate of Interest. The current rate of interest as of the Policy Date is shown in the Policy Specifications. If it is later changed, we will send you notice of that change. The interest rate at which borrowed amounts in the Interest Accumulation Account will be credited will be the policy loan interest rate, as described in the "Policy Loans" section of this policy, less 2%, but in no event a rate less than the Guaranteed Rate of Interest.

The current rate of interest means that if $1.00 is kept on deposit for an entire calendar year at the declared rate it will earn interest at that rate computed on the sum of the $1.00 and any accrued interest.

SEPARATE ACCOUNT

All amounts allocated to Investment Accounts will become part of the Separate Account. The Separate Account is an investment vehicle which we maintain separately from our General Account, and to which a portion of our assets in connection with this and certain other policies may be allocated.

The Separate Account consists of Investment Funds that invest in corresponding funds or portfolios of Underlying Investment Companies.

The assets of each Investment Fund of the Separate Account are our property exclusively. We will not be considered a trustee of those assets for the benefit of any person allocating amounts to the Separate Account.

All income, gains and losses of an Investment Fund of the Separate Account will be credited to or charged against that Investment Fund without regard to our other income, gains or losses. The assets of each Investment Fund of the Separate Account are not chargeable with any liabilities arising out of any other business we may conduct. If the assets of an Investment Fund of the Separate Account exceed such Investment Fund's reserves and other liabilities, we may, in our sole discretion, transfer the excess assets either to another Investment Fund of the Separate Account or to our General Account.

SEPARATE ACCOUNT VALUATION

The asset value of each Investment Fund of the Separate Account is the total value of the shares owned in the corresponding fund or portfolio of the Underlying Investment Company. Such asset value will increase or decrease in keeping with the results of such investment during each Valuation Period.

We calculate the asset value of an Investment Fund of the Separate Account by reference to Accumulation Unit, Accumulation Unit Value and Accumulation Unit Value Change Factor, which are explained as follows:

(a) Accumulation Unit: Each Investment Fund of the Separate Account is maintained in Accumulation Units. The number of Accumulation Units will change based on any amounts allocated to, or withdrawn, deducted or transferred from each such Investment Fund during each Valuation Period. The number of Accumulation Units to be credited or charged to each such Investment Fund at the end of each Valuation Period is equal to (i) the net amount allocated, withdrawn or transferred with respect to such Investment Fund during that Valuation Period, divided by (ii) the Accumulation Unit Value for that Valuation Period.

(b) Accumulation Unit Value: Each Investment Fund of the Separate Account has its own distinct Accumulation Unit Value which will change for each Valuation Day to reflect the investment results of that Investment Fund on that Valuation Day. For any Valuation Period the Accumulation Unit Value is (i) the Accumulation Unit Value applicable to that Investment Fund for the preceding Valuation Period, multiplied by (ii) the Accumulation Unit Value Change Factor for that Investment Fund for the current Valuation Period.

(c) Accumulation Unit Value Change Factor: For any Valuation Period, the Accumulation Unit Value Change Factor for each Investment Fund of the Separate Account is (i) divided by (ii), where:

      (i) is the ratio of (A) the asset value of the Investment Fund at the end of the current Valuation Period before any amounts are allocated to, or withdrawn, deducted or transferred from, that Investment Fund during that Valuation Period, to (B) the asset value of that Investment Fund at the end of the preceding Valuation Period after any change in the number of Accumulation Units for the Period; and

      (ii) is 1.00 plus the total of all Separate Account charges, as described in the "Separate Account Charge" provision of the "Charges" section of this policy, for the number of days from the end of the preceding Valuation Period to the end of the current Valuation Period.

                            Section 7 - ACCOUNT VALUE

ACCOUNT VALUE

The Account Value of this policy at any time is the total current value of the Interest Accumulation Account and the Investment Accounts, determined as the sum of (a) and (b) following:

(a)   The current value of the Interest Accumulation Account, which is equal to
      (i) the total of all amounts allocated under this policy to the Interest Accumulation Account, plus (ii) all interest accrued thereon, minus (iii) the sum of any withdrawals or transfers under this policy from the Interest Accumulation Account and all charges deducted from the Interest Accumulation Account pursuant to the "Charges" section of this policy.

(b) The current value of any Investment Account associated with an Investment Fund of the Separate Account on any Valuation Day, which is equal to (i) the number of Accumulation Units credited to the policy for that Investment Account on that Valuation Day, multiplied by (ii) the Accumulation Unit Value for that Investment Fund for the Valuation Period which includes that Valuation Day.

      Amounts allocated to any Investment Account associated with an Investment Fund of the Separate Account will credit this policy with Accumulation Units. On any Valuation Day when an amount is allocated to, or withdrawn, transferred or deducted from such Investment Account, the number of Accumulation Units to be credited to or charged against this policy will be (i) the amount so allocated, withdrawn, transferred or deducted, divided by (ii) the Accumulation Unit Value for the specified Investment Fund for the current Valuation Day. The number of Accumulation Units credited to such Investment Account on any Valuation Day will be (i) the sum of any Accumulation Units credited to that Investment Account, minus
      (ii) the sum of any Accumulation Units charged against that Investment Account.

                              Section 8 - TRANSFERS

RIGHT TO TRANSFER

You may transfer all or any part of the Account Value, excluding amounts in the Interest Accumulation Account representing any Policy Loans, between and among the Interest Accumulation Account and any of the Investment Accounts.

REQUEST

All requests for transfer must be made in a manner satisfactory to us, including specification of the Interest Accumulation Account or the Investment Accounts involved. Requests for transfer will be effective on their Valid Transaction Dates.

AMOUNT OF TRANSFER

The amount to be transferred may be designated as (a) a dollar amount, (b) a number of Accumulation Units, if the source is an Investment Account associated with an Investment Fund of the Separate Account, or (c) any whole percentage of the value of the selected Interest Accumulation Account or Investment Account. The amount to be transferred from the Interest Accumulation Account or any Investment Account will be the lesser of (a) the amount requested, or (b) the amount as of the date of transfer, (i) in the Interest Accumulation Account, that exceeds any amount therein representing Policy Loans, and (ii) in the case of any Investment Account, that is then in such Investment Account.

EFFECT OF TRANSFER

A transfer involving the Interest Accumulation Account will result in a change in the dollar amount of the Interest Accumulation Account. A transfer involving an Investment Account associated with an Investment Fund of the Separate Account will result in a change in the number of Accumulation Units credited to this policy for that Investment Account. Any amount transferred between the Interest Accumulation Account and the Investment Accounts or between the Investment Accounts will be allocated to the receiving Interest Accumulation Account or Investment Account on the date of transfer.

                               Section 9 - CHARGES

MONTHLY DEDUCTION

The monthly deduction is the amount by which the Account Value immediately before such deduction is reduced on the Policy Date and on each Monthly Anniversary Day. This will be done in accordance with a uniform policy established by us for the class of policies to which this policy belongs. The monthly deduction will be equal to the sum of

(a)   the cost of insurance as described in this policy;

(b)   the administrative charge as described in this policy; and

(c)   the cost of any rider, as described in the rider itself.

COST OF INSURANCE

The cost of insurance, as determined and deductible on each Monthly Anniversary Day, is equal to the product of (a) and (b) as follows:

(a) An amount equal to the basic death benefit minus the Account Value as of the Monthly Anniversary Day.

(b) An amount equal to the cost per $1,000 of insurance rate divided by $1,000.

The cost of insurance is computed separately for the initial amount of insurance and each increase in the amount of insurance. Additionally, the cost of insurance rates are determined separately for the initial amount of insurance and each increase in the amount of insurance. The cost of insurance rates are based on the Insured's Age and sex at the beginning of the Policy Year, and on the applicable premium class. For the initial amount of insurance, the premium class on the policy's Issue Date will be used. For any increase in the amount of insurance, the premium class in effect at the time of that increase will be used.

The cost of insurance rates will be determined by us based on our estimates of future cost factors such as mortality, investment income, expenses, and the length of time policies stay in force. The cost of insurance rates may be adjusted by us from time to time. Any adjustments will be made on a uniform basis. If the insured's premium class is [standard], then the rates will never be greater than the guaranteed rates shown in the Policy Specifications.

ADMINISTRATIVE CHARGE

A monthly charge for our administration of this policy will be deducted in accordance with the "Monthly Deduction" provision above. This charge will be [$2.00] per month, [but not to exceed 1/12 of 1% of the Account Value in any month,] subject to our right to change it and to any maximums for such charge under applicable laws and regulations. In no event, however, will this charge be more than a maximum of $10.00 per month.

SEPARATE ACCOUNT CHARGE

The Separate Account charge is a daily charge, expressed as a percentage of the net assets of each Investment Fund of the Separate Account. It will be obtained through operation of the Accumulation Unit Change Factor described in the "Separate Account Valuation" section of this policy. This charge is equal to the sum of three subcharges which, on a daily basis, correspond to the following annual rates:

(a) Subject to a maximum of 0.65% annually, a daily charge at the annual rate of [0.40%] covering the expenses we incur for administration of this policy;

(b) A daily charge at the annual rate of 0.15% for the expense risks we assume under this policy; and

(c) A daily charge at the annual rate of 0.70% for the mortality risks we assume under this policy.

RIGHT TO CHANGE

We reserve the right, upon advance written notice to you, to

(a) increase or decrease the charges described above under "Administrative Charge" and under Clause (a) of "Separate Account Charge", subject to the applicable maximums as described in those provisions; and

(b) decrease the charge described above under Clause (c) of "Separate Account Charge".

                           Section 10 - DEATH BENEFIT

DEATH PROCEEDS

Proceeds will be payable upon due proof of the death of the insured while the policy is still in effect. Except for any adjustments for misrepresentation, suicide or misstatement of age and/or sex, the Proceeds will be equal to:

(a) the sum of the basic death benefit and any insurance benefits payable under policy riders; minus

(b) the sum of any Policy Loans and any unpaid monthly deductions prior to the date of death.

BASIC DEATH BENEFIT

The basic death benefit is one of the components used in determining the Proceeds that are payable upon the insured's death. It depends on the plan that is in effect at the time of the insured's death. Your original choice of plan appears in the Policy Specifications. There are two basic death benefit plans available under this policy, as described below:

(A)   Face Amount Plan

      Under this plan, the basic death benefit will be the greater of:

      (1)   the amount of insurance on the date of the insured's death; or

      (2) the Account Value on the date of the insured's death multiplied by the appropriate corridor percentage. The current percentages are shown in the Corridor Percentage Chart below.

(B)   Face Amount Plus Plan

      Under this plan, the basic death benefit will be the greater of:

      (1) the amount of insurance plus the Account Value on the date of the insured's death; or

      (2) the Account Value on the date of the insured's death multiplied by the appropriate corridor percentage. The current percentages are shown in the Corridor Percentage Chart below.

CORRIDOR PERCENTAGE CHART

The corridor percentage is based on the insured's Attained Age on the date of the insured's death. We reserve the right to change these percentages in accordance with future revisions of the Code, in order that this policy's coverage remains qualified as life insurance.

================================================================================
        Attained Age                                   Corridor
                                                      Percentage
--------------------------------------------------------------------------------
        40 or younger                                    250%
--------------------------------------------------------------------------------
              41                                         243
--------------------------------------------------------------------------------
              42                                         236
--------------------------------------------------------------------------------
              43                                         229
--------------------------------------------------------------------------------
              44                                         222
--------------------------------------------------------------------------------
              45                                         215
--------------------------------------------------------------------------------
              46                                         209
--------------------------------------------------------------------------------
              47                                         203
--------------------------------------------------------------------------------
              48                                         197
--------------------------------------------------------------------------------
              49                                         191
--------------------------------------------------------------------------------
              50                                         185
--------------------------------------------------------------------------------
              51                                         178
--------------------------------------------------------------------------------
              52                                         171
--------------------------------------------------------------------------------
              53                                         164
--------------------------------------------------------------------------------
              54                                         157
--------------------------------------------------------------------------------
              55                                         150
--------------------------------------------------------------------------------
              56                                         146
--------------------------------------------------------------------------------
              57                                         142
--------------------------------------------------------------------------------
              58                                         138
--------------------------------------------------------------------------------
              59                                         134
--------------------------------------------------------------------------------
              60                                         130
--------------------------------------------------------------------------------
              61                                         128
--------------------------------------------------------------------------------
              62                                         126
--------------------------------------------------------------------------------
              63                                         124
--------------------------------------------------------------------------------
              64                                         122
--------------------------------------------------------------------------------
              65                                         120
--------------------------------------------------------------------------------
              66                                         119
--------------------------------------------------------------------------------
              67                                         118
--------------------------------------------------------------------------------
              68                                         117
--------------------------------------------------------------------------------
              69                                         116
--------------------------------------------------------------------------------
              70                                         115
--------------------------------------------------------------------------------
              71                                         113
--------------------------------------------------------------------------------
              72                                         111
--------------------------------------------------------------------------------
              73                                         109
--------------------------------------------------------------------------------
              74                                         107
--------------------------------------------------------------------------------
           75 to 90                                      105
--------------------------------------------------------------------------------
              91                                         104
--------------------------------------------------------------------------------
              92                                         103
--------------------------------------------------------------------------------
              93                                         102
--------------------------------------------------------------------------------
              94                                         101
--------------------------------------------------------------------------------
          95 or older                                    100
================================================================================

FILING A CLAIM

We must be notified of the insured's death and of a claim for the Proceeds or benefits payable upon such death in writing, in a form satisfactory to us, by you, the beneficiary or a representative of the insured's estate. We must receive the notice as soon after the insured's death as is reasonably possible.

When we receive notice of the insured's death, we will send forms for filing proof of loss. If we do not send these forms within fifteen (15) days after receiving notice of the claim, a proof of loss may be filed with us in the form of a written notice that includes the following information:

(a)   the date of the insured's death;

(b)   an original or certified copy of the death certificate; and

(c)   sufficient information to identify the insured.

We must receive written proof of loss as soon as is reasonably possible. We reserve the right to investigate the circumstances of the insured's death.

                     Section 11 - ACCELERATED DEATH BENEFIT

REQUEST/CONDITIONS

In accordance with the provisions of this section and of the policy to which it is a part, we will make an Accelerated Benefit Payment to you, the policy owner, if the insured becomes terminally ill and you request such payment.

For purposes of this section, the following additional terms are here defined:

Accelerated Benefit

All or any part of the Eligible Death Proceeds you elect to have accelerated under this provision.

Accelerated Benefit Fee

A one-time administrative fee which we charge when an Accelerated Benefit Payment is made. Such fee will be [$250].

Eligible Death Proceeds

An amount equal to 50% of the death Proceeds that would be payable under the policy on the Valid Transaction Date as of which we calculate the Accelerated Benefit Payment, if such Proceeds became payable on such Date, subject to a maximum of $200,000.

Terminal Illness

A state of health of the insured in which the insured's life expectancy is twelve months or less. The Accelerated Benefit Payment will become payable only if all of the following conditions have been met:

(a)   We must receive at our Processing Office:

      (i)   the policy;

      (ii) your written request, in a form acceptable to us, for payment of the Accelerated Benefit;

      (iii) the written consent, in a form acceptable to us, of the following persons to payment of such benefit: (A) all irrevocable beneficiaries, if any, and (B) such other interested parties as we may specify, including the insured, a spouse, or a non-irrevocable beneficiary; and

      (iv)  evidence satisfactory to us of the insured's Terminal Illness.

(b)   The policy must be in force on the date of your request.

(c)   The policy must have covered the insured for at least two Policy Years.

(d) The policy must not have been assigned, other than to us as security for a policy loan.

(e) The insured's Terminal Illness must not be the consequence of intentionally self-inflicted injuries.

(f)   PROOF OF TERMINAL ILLNESS

      Proof of Terminal Illness will be such evidence as we may, in our sole discretion, determine to be acceptable. Such proof may include but is not limited to the following:

      (a) Certification of such condition by a licensed physician who has examined the insured, who is qualified to provide such certification, and who is neither yourself, the insured, nor a family member of either.

      (b) Evidence in the form of a second opinion or examination by a physician we designate, any such determination to be at our expense.

(g)   AMOUNT OF ACCELERATED BENEFIT PAYMENT

      We will calculate the amount of the Accelerated Benefit Payment as of the Valid Transaction Date, taking into account, as applicable, the following factors:

      (a)   the amount of Accelerated Benefit you requested;

      (b)   the current Account Value;

      (c)   expected future premiums under the policy;

      (d)   interest at a rate determined by us;

      (e)   the Accelerated Benefit Fee.

      Interest, for purposes of this calculation, will be subject to a maximum interest rate equal to the greater of (a) or (b) as follows:

      (a) The then current yield on the 90 day Treasury Bills available on the Valid Transaction Date.

      (b) The then current adjustable maximum rate of interest on Policy Loans as described in the "Loans" section of the policy.

(h)   SINGLE SUM PAYMENT

      If the Accelerated Benefit Payment becomes payable, we will pay it to you in a single sum.

(i)   LIMITATIONS

      If the insured dies before the Accelerated Benefit Payment is paid to you, we will instead pay the death Proceeds to the beneficiary in accordance with the policy.

      This system is not intended to result in your involuntarily having to use death Proceeds intended to be paid to the designated beneficiary. Therefore, an Accelerated Benefit Payment is available to you only on a voluntary basis, which means that you are not eligible for such Payment in the following circumstances:

      (a) If you would be legally required to use such Payment to satisfy the claims of any creditors, in bankruptcy or otherwise;

      (b) If you would be required to use the Payment in order to apply for, obtain, or retain any governmental benefit.

(j)   EFFECTS ON POLICY

      When we have paid the Accelerated Benefit Payment to you, the policy will continue in force subject to the following:

      (a) Amounts otherwise payable under the policy and under any riders to it will be reduced on a basis corresponding to the percentage of the total death Proceeds accelerated by means of the Accelerated Benefit Payment; that is, there will be no more than a pro-rata reduction in the amount of insurance, Account Value, Policy Loans, and any Proceeds becoming payable thereafter.

      (b) Any subsequent premiums and cost of insurance charges will be payable on the reduced policy values that are in effect after the payment of the Accelerated Benefit Payment.

      Amounts paid as an Accelerated Benefit Payment (a) may be taxable, and (b) may affect eligibility for governmental programs such as Medicaid. You should therefore consult a competent tax advisor or attorney to learn the latest tax implications before making any request for an Accelerated Benefit.

                          Section 12 - MATURITY BENEFIT

MATURITY PROCEEDS

Proceeds will be payable on the Maturity Date if the insured is still living and the policy is still in effect. Except for any adjustments for misrepresentation or misstatement of age and/or sex, the Proceeds will be equal to:

(a)   the basic maturity benefit; minus

(b)   the sum of any Policy Loans and any unpaid monthly deductions.

BASIC MATURITY BENEFIT

If the insured is living on the Maturity Date and the policy is still in effect, the basic maturity benefit will be equal to the Account Value. If there is no positive Account Value on the Maturity Date of the policy, then the basic maturity benefit will be equal to zero.

                        Section 13 - SURRENDER OF POLICY

REQUIREMENTS

Subject to prior satisfaction of all of the following conditions, you can surrender this policy in part or in full:

(a) We must receive in our Processing Office the policy and a written request in a form acceptable to us;

(b)   The insured must be alive on the effective date of the surrender;

(c)   The surrender must occur before the Maturity Date; and

(d)   Our rules about minimum and maximum amounts of surrender must be followed.

SURRENDER PROCEEDS

Except for any adjustments for misrepresentation or misstatement of age and/or sex, the maximum Proceeds payable upon withdrawal will be the Account Value minus any Policy Loans.

WITHDRAWAL

If you have a Face Amount Plan, as described in the "Death Benefit" section of this policy, we will reduce both the Account Value and the amount of insurance by the amount of any withdrawal. The reduction in amount of insurance due to a withdrawal will be applied in the order of the effective dates of such amounts of insurance, the most recent first. If you have a Face Amount Plus Plan, as described in the "Death Benefit" section of this policy, we will reduce the Account Value by the amount of any withdrawal. We will not permit a withdrawal to reduce the amount of insurance to less than the minimum shown in the Policy Specifications. We will not permit a withdrawal to reduce the Account Value to less than $100.00. The amount of any partial withdrawal cannot exceed the Account Value less any amounts in the Interest Accumulation Account representing Policy Loans. The amount of any withdrawal must be at least $500. We reserve the right to limit the number of withdrawals in any one Policy Year.

FULL SURRENDER

When you surrender the policy in full, we will pay you the maximum surrender Proceeds on the surrender date. We will make no monthly deduction on the surrender date. All insurance benefits under this policy cease on the surrender date.

                    Section 14 - CHANGES IN EXISTING COVERAGE

You may request an increase or decrease in the amount of insurance. Such change will become effective only if the following conditions are met:

(a) We receive at our Processing Office both the policy and your written request in a form acceptable to us; and

(b) If the request is for an increase in amount of insurance, (i) we receive from you evidence satisfactory to us that the insured is insurable, and
      (ii) we expressly approve the increase.

The effective date of such change will be (a) for a decrease in amount of insurance, the first Monthly Anniversary Day on or after the date we receive your request, and (b) for an increase in amount of insurance, the date we approve the change.

As described in the following two paragraphs, you may request a change in your basic death benefit plan with the basic death benefit payable on the effective date of such change remaining the same.

If you have a Face Amount Plan, you can change it to a Face Amount Plus Plan. This will decrease the amount of insurance by the amount of the Account Value as of the effective date of the change.

If you have a Face Amount Plus Plan, you can change it to a Face Amount Plan. This will increase the amount of insurance by the amount of the Account Value as of the effective date of the change. As such a change results in an increase in the amount of insurance, we may require current evidence of insurability.

A change in your basic death benefit plan will become effective as of the first Monthly Anniversary Day on or after we receive at our Processing Office your written request in a form acceptable to us.

To the extent applicable, a decrease in the amount of insurance will reduce (a) first, any prior increases in the amount of insurance in reverse of the order in which they occurred, and (b) then, the amount of insurance under the original application.

We can limit the amount of any increase or decrease, and the amount of insurance cannot fall below the minimum shown in the Policy Specifications. Changes may be made only if the policy will continue to qualify as life insurance under the Code. If the insured is not living on the effective date of a change, the change will not take effect.

If there is a change in your amount of insurance, we will send you a new Policy Specifications page with the updated information.

                            Section 15 - POLICY LOANS

CONDITIONS

You may request a Policy Loan on amounts held in or transferred to the Interest Accumulation Account only.

We will grant a Policy Loan if the following prior conditions are met.

(a) We receive at our Processing Office your written loan request in a form acceptable to us;

(b) The amount of the loan does not exceed (i) ninety-five percent (95%) of the current value of the Interest Accumulation Account, minus (ii) any existing Policy Loans;

(c)   The amount of the loan is at least $500;

(d)   The sole security for the loan is the policy;

(e)   The policy is assigned to us in a form acceptable to us; and

(f)   The policy is in effect.

LOAN INTEREST

The Policy Loan interest rate will be the adjustable maximum interest rate that we can charge under applicable law. A new interest rate for Policy Loans will be effective beginning on the January 1 next following a change in the maximum rate.

The adjustable maximum rate of interest on Policy Loans for each policy is determined each December 1 on or after the policy is issued.

The Policy Loan interest rate may be changed only if such maximum rate, as described below, changes by at least 1/2 of 1%. Thus, the Policy Loan interest rate may be increased whenever the maximum rate increases by 1/2 of 1% or more a year; and the Policy Loan interest rate must be reduced whenever the maximum rate decreases by 1/2 of 1% or more a year.

The adjustable maximum rate is the greater of (a) or (b) as follows:

(a)   The Guaranteed Rate of Interest plus 1% per year.

(b) The Published Monthly Average for the calendar month ending two months before the date on which the rate is determined, where Published Monthly Average means (i) or (ii) as follows:

      (i) The Term Monthly Average Corporates yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc. or any successor thereto;

      (ii) If the Moody's averages are no longer published, a substantially similar average, as established by insurance regulation in the jurisdiction in which this policy is delivered.

Interest accrues daily and is due and payable at the end of the month in which the loan is made and at the end of each subsequent month. Any interest not paid when due becomes part of the policy and bears interest.

We will notify you and any assignee on our records (a) at the time a loan is made under this policy, of the initial rate of interest on that loan, and (b) at least 28 days in advance of an interest rate increase, of the terms of such increase. We will also include in such notices the substance of the pertinent policy provisions permitting an adjustable maximum interest rate, and specifying the frequency of interest rate determinations as permitted by law. We will not terminate this policy in a Policy Year solely as the result of a change in the interest rate during the Policy Year, and we will maintain coverage during that Policy Year until the time at which the policy would otherwise have terminated if there had been no such interest change during that Policy Year.

MINIMUM PAYMENT

If the Policy Loans exceed the value of the Interest Accumulation Account and the Investment Accounts on any Monthly Anniversary Day, the grace period provisions, as described in the "Premiums" section of this policy, will apply and you must pay a minimum amount. We will send notice of the minimum amount to you, any assignee on our records, and to the insured if you are not the insured. If you do not pay this minimum amount within the grace period, this policy will lapse.

REPAYMENT

You can repay Policy Loans in part or in full at any time if the insured is living and this policy is in effect. If you do not repay a Policy Loan, it will be deducted from the Proceeds payable at the insured's death, on maturity or on withdrawal. The amount required to repay a Policy Loan in full is the sum of the outstanding principal and any unpaid accrued interest on such loan.

                         Section 16 - GENERAL PROVISIONS

THE CONTRACT

This policy is issued in consideration of the written application and the payment of the first premium, as required. A copy of the application is attached as part of this policy. This policy, including any attached applications and any amendments now attached or later added, constitute the entire contract between you and us.

No change to this policy will be valid without the written consent of the President or a Vice President of Mutual of America Life Insurance Company. No change will affect any benefits which became payable prior to the effective date of such change.

INCONTESTABILITY

The insurance issued under this policy will not be contestable after it has been in force during the insured's lifetime:

(a) with respect to the initial amount of insurance, for two years from the Issue Date;

(b) with respect to each increase in the amount of insurance requiring evidence of insurability, for two years from the effective date for that increase; and

(c) with respect to any amount of insurance that is reinstated, for two years from the effective date of reinstatement.

A contest of an increase in the amount of insurance or of a reinstatement will be based only on the application for such increase or reinstatement.

SUICIDE EXCLUSION

If the insured commits suicide within two years from the Issue Date, we will pay no more than an amount equal to:

(a)   the sum of the Account Value and any insurance charges; minus

(b)   the sum of any Policy Loans.

If there has been an increase in the basic death benefit requiring evidence of insurability and if the insured commits suicide within two years from the effective date of that increase, then with respect to that increase we will pay no more than the insurance charges deducted for that increase. This paragraph does not apply to any increase in the amount of insurance due solely to a change in the basic death benefit plan.

MISSTATEMENT OF AGE OR SEX

If the Insured's Age and/or sex is misstated as shown in the Policy Specifications, then the Proceeds payable upon the insured's death will be that which would have been purchased by the most recent monthly deduction for the cost of insurance on the basis of the correct age and sex.

ASSIGNMENT

You must notify us in writing if you assign the policy. No assignment will be binding until it has been received and recorded at our Processing Office. It will not apply to any payment made before the assignment was recorded. We will not be responsible for its validity.

Your rights and the rights of the beneficiary may be affected by an assignment.

DEFERRED PAYMENT

We can defer, for up to six months after the Valid Transaction Date, any transaction involving payment or transfer of an amount from the Interest Accumulation Account.

We will make any payment or transfer affecting an Investment Account associated with an Investment Fund of the Separate Account within seven days of its Valid Transaction Date; except that we may defer any such transaction if (a) the New York Stock Exchange is closed for other than usual weekends or holidays, or (b) trading on the Exchange is restricted, as determined by the Securities and Exchange Commission, or (c) an emergency exists, as determined by Securities and Exchange Commission, in which disposing of securities is not practicable, or it is not reasonably practicable to determine the share values of the Investment Funds of the Separate Account.

CURRENCY

Any money paid by us or payable to us must be in United States currency and is payable at our Processing Office.

PARTICIPATING CONTRACT

This is a participating policy. Each year the Company will determine the amount of divisible surplus, if any, to be apportioned to this policy. The amount of any such divisible surplus will be credited to this policy as dividends.

DIVIDENDS

Dividends will be applied to increase the Account Value of this policy. Dividends will be credited to the Interest Accumulation Account unless you designate in the applicable form that dividends are to be allocated in whole or part to any of the Investment Accounts.

Any dividend apportioned by not yet paid upon your death will be paid in the same manner as the other benefits payable under this policy.

NOTICES AND REPORTS

Each calendar quarter while the policy is in effect, we will send you a report showing the following information:

(a)   the amount of insurance;

(b)   the Account Value;

(c) premiums paid, interest credited, and monthly charges deducted since the last report;

(d) the dollar value of the Interest Accumulation Account and of each of the Investment Accounts;

(e) the Unit Value for each Investment Account associated with an Investment Fund of the Separate Account;

(f)   the amount, if any, withdrawn by you since the last such report;

(g)   any Policy Loan and applicable loan interest rate;

(h)   the basic death benefits effective at that time;

(i) any other information required by applicable laws, including those of the jurisdiction in which this policy is delivered.

All notices and reports required under this policy will be deemed delivered to the person entitled to them when they are mailed to such person at the last known address on our records.

CHANGES TO SEPARATE ACCOUNT

Subject to applicable law, we reserve the right to:

(a) at any time add new Investment Funds or modify existing Investment Funds in the Separate Account and have the Separate Account invest in other investment companies;

(b) remove Investment Funds from the Separate Account or combine any two or more Investment Funds;

(c) create additional separate accounts or combine any two or more separate accounts, including the Separate Account;

(d) transfer the assets determined by us to be attributable to the class of policies to which this policy belongs from the Separate Account to another separate account of Mutual of America Life Insurance Company;

(e) cause the registration or deregistration of any of Mutual of America's separate accounts, including the Separate Account, under the Investment Company Act of 1940 and, if registered, the deregistration of units in connection with the policy under the Securities Act of 1933; and

(f) operate the Separate Account or any of the Investment Funds in any other form the law allows, including a form that allows us to select investments.

In the event that a material change in the underlying investments of the Separate Account results from our exercise of these rights, we will advise you of the change.

ADJUSTMENTS IN POLICY COST FACTORS

Adjustments in policy cost factors (interest credited, insurance deductions, administrative charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses, and tax. Any change in policy cost factors will be determined in accordance with procedures and standards on file with the insurance regulator of the jurisdiction in which this policy is delivered.

The frequency with which policy cost factors for in-force policies will be reviewed will be once every five policy years, or whenever the premiums or factors for comparable new issues are changed. In no event, however, may the Guaranteed Insurance Rates and the Guaranteed Rate of Interest shown in the Policy Specifications be changed.

SURVIVAL OF PAYEE

We may require proof acceptable to us that any payee is living on any date a payment is due to such payee under this policy. Such proof may be by personal endorsement of the check drawn for payment or by any other means acceptable to us.

REQUIRED INFORMATION

We must be furnished by you with any information that may reasonably be required for the operation of this policy. Such information may be the original or photocopy of any pertinent records. We will be fully protected in relying upon the information furnished, even if we do not inquire as to the accuracy or completeness of such information.

NON-WAIVER

Our rights under this policy will not be reduced or denied due to any failure on our part to perform or insist upon the strict performance of any provision or condition of this policy.

                       Section 17 - INCOME PAYMENT OPTIONS

CHOOSING AN OPTION

Unless otherwise specified in this policy, Proceeds will be paid in one lump sum. If the Proceeds payable upon death or maturity are paid in a lump sum, payment will include interest from the date of such death or maturity to the date of payment, credited at the rate then used for optional payment plan (A) below.

However, while the insured is living, you may choose, or change the choice of, an optional payment plan for all or part of the Proceeds that may arise from the policy. If you do not arrange for a specific choice before the insured dies, the beneficiary will have the right to choose an optional payment plan for all or part of any Proceeds that become payable to such person when the insured dies. If you do arrange for a specific choice, however, the beneficiary cannot change it after the insured dies.

There are several rules applicable to optional payment plans:

(a) The payees under the Life Payments plan (optional payment plan (B) below) must be natural persons.

(b) If you change a beneficiary, any optional payment plan chosen previously will no longer be in effect unless you request in writing that it continue.

(c) A choice or a change of optional payment plan must be sent in writing to our Processing Office.

(d) The amount of each payment made under a given optional payment plan must be at least $100.

(e) Once payments have commenced under any of these optional payment plans, the option may not be changed for one with payments based on an alternative form.

We will apply all or part of the Proceeds, in accordance with the election, to provide the optional payment plan or plans chosen. Payments under the optional payment plans will not be affected by the investment experience of any Investment Account after the Proceeds are applied under such options.

OPTIONAL PAYMENT PLANS

(A)   Interest Payments

      We will hold an amount at interest. We will pay interest at an effective rate of at least 3% compounded yearly ($30.00 annually, $14.89 semi-annually, $7.42 quarterly or $2.47 monthly per $1,000 of applied account balance). We may make payments at a higher effective annual rate of interest.

(B)   Life Payments

      We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for the lifetime of the payee. The minimum period can be either ten (10) years or until the sum of the payments equals the amount put under this plan. If the payee dies before the end of the guaranteed period, the amount of remaining guaranteed payments for the minimum period will be discounted at an effective rate of 3% compounded yearly. The discounted amounts will be paid in one lump sum to the payee's estate unless otherwise provided. If at any age the same monthly installment payment is paid for different periods certain, we will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

      We must have written proof of the date of birth of the person on whose life the settlement is based.

      The attached Plan (B) table shows the monthly installments based on each $1,000 applied. We may increase the effective annual rate of interest and the amount of any payment.

(C)   Payments for a Fixed Period

      We will make payments for a period of no more than twenty-five (25) years in annual, semi-annual, quarterly or monthly installments. Such payments will include interest at an effective rate of 3% compounded yearly. We may increase the effective annual rate of interest. If and while we do so, the payments will be greater.

      The attached Plan (C) table shows the installments based on each $1,000 applied.

(D)   Payments of a Fixed Amount

      We will make equal annual, semi-annual, quarterly or monthly payments. We will credit the unpaid balance with interest at an effective rate of at least 3% compounded yearly. We may increase the effective annual rate of interest. The final payment under this option will be any balance equal to or less than one fixed amount payment.

                                 PLAN (B) TABLE
           Monthly Installment for Each $1,000 Payable under Plan (B)
                                   Male Payee

         Period Certain                        Period Certain
    Age      10 Yrs.     20 Yrs.         Age       10 Yrs.    20 Yrs.
     11       $2.90       $2.89           50        $4.36      $4.20
     12        2.91        2.91           51         4.44       4.26
     13        2.93        2.92           52         4.53       4.32
     14        2.94        2.94           53         4.62       4.39
     15        2.96        2.96           54         4.71       4.46
     16        2.98        2.97           55         4.81       4.52
     17        3.00        2.99           56         4.92       4.59
     18        3.01        3.01           57         5.03       4.66
     19        3.03        3.03           58         5.15       4.73
     20        3.05        3.05           59         5.27       4.80
     21        3.08        3.07           60         5.40       4.87
     22        3.10        3.09           61         5.53       4.94
     23        3.12        3.11           62         5.68       5.00
     24        3.14        3.14           63         5.83       5.07
     25        3.17        3.16           64         5.98       5.13
     26        3.20        3.19           65         6.15       5.18
     27        3.22        3.21           66         6.32       5.24
     28        3.25        3.24           67         6.50       5.28
     29        3.28        3.27           68         6.68       5.33
     30        3.31        3.30           69         6.88       5.36
     31        3.34        3.33           70         7.07       5.40
     32        3.38        3.36           71         7.27       5.42
     33        3.41        3.39           72         7.48       5.45
     34        3.45        3.43           73         7.68       5.46
     35        3.49        3.46           74         7.88       5.48
     36        3.53        3.50           75         8.08       5.49
     37        3.57        3.54           76         8.27       5.50
     38        3.62        3.58           77         8.46       5.50
     39        3.67        3.62           78         8.63       5.51
     40        3.72        3.67           79         8.79       5.51
     41        3.77        3.71           80         8.94       5.51
     42        3.82        3.76           81         9.07       5.51
     43        3.88        3.81           82         9.18       5.51
     44        3.94        3.86           83         9.28       5.51
     45        4.00        3.91           84         9.36       5.51
     46        4.07        3.97           85         9.42       5.51
     47        4.14        4.02
     48        4.21        4.08
     49        4.28        4.14

Ages younger than 11 are the same as shown for age 11, and ages older than 85 are the same as shown for age 85.

           Monthly Installment for Each $1,000 Payable under Plan (B)
                                  Female Payee

         Period Certain                        Period Certain
    Age      10 Yrs.     20 Yrs.         Age       10 Yrs.    20 Yrs.
     11       $2.83       $2.83           50         4.03       3.96
     12        2.84        2.84           51         4.10       4.02
     13        2.86        2.85           52         4.17       4.08
     14        2.87        2.87           53         4.25       4.14
     15        2.88        2.88           54         4.33       4.21
     16        2.90        2.90           55         4.42       4.28
     17        2.91        2.91           56         4.51       4.35
     18        2.93        2.93           57         4.61       4.42
     19        2.95        2.94           58         4.71       4.50
     20        2.96        2.96           59         4.82       4.57
     21        2.98        2.98           60         4.94       4.65
     22        3.00        2.99           61         5.06       4.72
     23        3.02        3.01           62         5.19       4.80
     24        3.04        3.03           63         5.33       4.88
     25        3.06        3.05           64         5.47       4.95
     26        3.08        3.07           65         5.63       5.02
     27        3.10        3.10           66         5.79       5.09
     28        3.12        3.12           67         5.96       5.15
     29        3.15        3.14           68         6.14       5.21
     30        3.17        3.17           69         6.33       5.27
     31        3.20        3.19           70         6.53       5.32
     32        3.23        3.22           71         6.73       5.36
     33        3.26        3.25           72         6.94       5.40
     34        3.29        3.28           73         7.16       5.43
     35        3.32        3.31           74         7.38       5.45
     36        3.35        3.34           75         7.60       5.47
     37        3.39        3.37           76         7.82       5.48
     38        3.42        3.41           77         8.04       5.49
     39        3.46        3.44           78         8.25       5.50
     40        3.50        3.48           79         8.45       5.51
     41        3.54        3.52           80         8.64       5.51
     42        3.59        3.56           81         8.82       5.51
     43        3.63        3.60           82         8.97       5.51
     44        3.68        3.65           83         9.11       5.51
     45        3.73        3.69           84         9.23       5.51
     46        3.78        3.74           85         9.32       5.51
     47        3.84        3.79
     48        3.90        3.85
     49        3.96        3.90

Ages younger than 11 are the same as shown for age 11, and ages older than 85 are the same as shown for age 85.

                                 PLAN (C) TABLE
               Installment for Each $1,000 Payable under Plan (C)
            Multiply the Monthly Installment by 11.83895 for Annual,
                         by 5.96322 for Semi-Annual, or
                      by 2.99263 for Quarterly Installments

   Years      Monthly          Years      Monthly        Years       Monthly
  Certain   Installment       Certain   Installment     Certain    Installment

     1        $84.47            11         $8.86           21         $5.32
     2         42.86            12          8.24           22          5.15
     3         28.99            13          7.71           23          4.99
     4         22.06            14          7.26           24          4.84
     5         17.91            15          6.87           25          4.71
     6         15.14            16          6.53           26          4.59
     7         13.16            17          6.23           27          4.48
     8         11.68            18          5.96           28          4.37
     9         10.53            19          5.73           29          4.27
    10          9.61            20          5.51           30          4.18

                        Section 18 - BASIS OF COMPUTATION

For insurance provided prior to the Maturity Date, we use the Commissioners 1980 Standard Ordinary Mortality Table (for male and for female, respectively) on an age last birthday basis with the appropriate increase for substandard risk. Interest at an effective rate of 3% compounded yearly is guaranteed. All premiums that we refer to in this policy are based on the insured's issue age and sex and on the length of time since the Policy Date.

The Account Value and other values in this policy are at least as large as those required by law where it is delivered. Where required, we have given the insurance regulator there a detailed statement of how we compute values and benefits.

                              Section 19 - APPENDIX

The following Interest Accumulation Account and Investment Accounts are available under this policy:

=================================================================================================
        Interest Accumulation       The General Account
              Account
-------------------------------------------------------------------------------------------------
         Investment Accounts                     Applicable Investment Medium
-------------------------------------------------------------------------------------------------
        [All America Account        The All America Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
        [Money Market Account       The Money Market Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
            [Bond Account           The Bond Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
          [Composite Account        The Composite Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
        [Equity Index Account       The Equity Index Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
      [Short-Term Bond Account      The Short-Term Bond Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
       [Mid-Term Bond Account       The Mid-Term Bond Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
     [Aggressive Equity Account     The Aggressive Equity Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
       [Mid-Cap Equity Index        The Mid-Cap Equity Index Fund of the Separate Account]
              Account
-------------------------------------------------------------------------------------------------
      [Scudder Capital Growth       The Scudder Capital Growth Fund of the Separate Account]
              Account
-------------------------------------------------------------------------------------------------
       [Scudder Bond Account        The Scudder Bond Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
       [Scudder International       The Scudder International Fund of the Separate Account]
              Account
-------------------------------------------------------------------------------------------------
        [American Century VP        The American Century VP Capital Appreciation Fund of the
        Capital Appreciation        Separate Account]
              Account
-------------------------------------------------------------------------------------------------
      [Calvert Social Balanced      The Calvert Social Balanced Fund of the Separate Account]
              Account
-------------------------------------------------------------------------------------------------
     [VIP Equity-Income Account     The VIP Equity-Income Fund of the Separate Account]
-------------------------------------------------------------------------------------------------
       [VIP II Asset Manager        The VIP II Asset Manager Fund of the Separate Account]
              Account
-------------------------------------------------------------------------------------------------
     [VIP II Contrafund Account     The VIP II Contrafund Fund of the Separate Account]
=================================================================================================